Exhibit 99.1

Press Release                           Source: El Capitan Precious Metals, Inc.

Platinum Contributes Significant Value to El Capitan Mine
Wednesday September 7, 7:00 am ET

Testing of Stage 1 Drilling Indicates over 11 Million Tons of Precious Metal Potential Ore SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Sept. 7, 2005--El Capitan Precious Metals, Inc. (OTCBB:ECPN - News) reports: The Company has completed 2,600 feet of its drilling program. The program consisted of 12 holes (1,082 feet) in Stage 1 and 10 holes (1,518 feet) in Stage 2. Eight of the Stage 2 holes were drilled deeper as twins to selected Stage 1 holes and two were drilled into a new target area. Finished assays of samples from Stage 1 of the project have been submitted to Dr. Clyde Smith, the Company's geologist, by AuRIC Metallurgical Labs. Based on this data Dr. Smith has released a preliminary draft report detailing the quality and quantity of the ore body.

The results of this report can be summarized as follows:

1. There are approximately 11 million tons of ore which carries precious metals inferred by analysis of the first 1082 feet of drilling.

2. The analysis of the first third of the samples show an inferred precious metal content of 795,120 ounces of gold equivalent. The recent spot price of gold is approximately $440 per ounce.

3. Approximately 50% of the dollar value is contributed by platinum.

4. Dr. Smith has also identified 2,514,049 short tons of magnetic bearing resources with an iron content of approximately 53%. Dr. Smith stated: "This is a high quality iron resource."

Chuck Mottley, Company President, stated: "For the past several months the Company has been working with a consulting chemist who has developed a modified process to specifically extract platinum group metals. Positive lab results have shown significant increases in the platinum group value encouraging the Company to continue working for confirmation of this process. We have engaged an independent metallurgist to assist in confirming these results.

"Platinum has become increasingly important worldwide and reserves are limited. It is a key element in the production of fuel cells and thus is tied to the enveloping energy crisis. It is also used in catalytic converters. Most recently, the spot of platinum was approximately $900 per ounce, over twice the price of gold."

Mottley continued: "It is important to note that the quality of the iron resource adds significant value to the mine. This could contribute in lowering the cost of extraction of the precious metals and would increase the value of the mine."

Dr. Smith noted that the deposit is still open at depth and to the north, south, east and west and he has recommended a Stage 3 drill program. The boundaries of this ore deposit have not been found and to do so will require additional drilling. Because we do not know the boundaries we have filed claims on an additional 200 acres. Therefore, at this point we cannot determine the size of the El Capitan mine.

Mottley summarized: "We are obviously very pleased with the Stage 1 report and are looking forward to Dr. Smith's Stage 2 report in the near future. One of the most exciting aspects of the information gathered is the realization that at the present time we do not know the boundaries of the ore body which carries precious metals. Whoever purchases the mine will have to do additional drilling to determine the size of the ore body."

Dr. Smith's summary of his report may be seen on the company's web site at www.elcapitanpmi.com.

El Capitan Precious Metals, Inc. is an exploration stage company that owns a 40% interest in the El Capitan mine located near Capitan, New Mexico, as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Arizona. In addition, the Company owns contractual rights to the Rainbow Valley mine consisting of 1660 acres and 100 % of the Weaver mine, both near Phoenix, Arizona.

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The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the results of metallurgical testing, the ability to mine precious and other minerals on a cost effective basis, the company's ability to successfully complete contracts for the sale of its iron ore and other products; fluctuations in world market prices for the Company's products; competition from iron ore producers worldwide, which producers have greater resources and more established operations than those of the company; the company's ability to arrange transportation from its mining properties to ocean ports on satisfactory terms; the Company's ability to obtain or maintain regulatory approvals; the company's ability to obtain financing for the commencement of mining activities on satisfactory terms; the Company's ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

Contact:
     El Capitan Precious Metals, Inc.
     Ron Perkins, 480-607-7093
     www.elcapitanpmi.com